Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in this Registration Statement on Form S-1 (Registration No. 333-163053) of our report dated April 9, 2009, which appears herein on Page F-1, relating to the financial statements of Songwave Industries, Inc. for the years ended December 31, 2008 and 2007 and for the period from inception (July 25, 2006) through December 31, 2008, and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Prospectus.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP

Irvine, California
January 19, 2010